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May 1, 2001

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
Office of Insurance products
450 Fifth Street, N.W.
Washington, DC 20549

RE: Post-Effective Amendment No. 13 to Form N-4 of National Integrity Separate
     Account II
       File Nos. 33-51126 and 811-7132

Dear Sir or Madam:

I have reviewed Post-Effective Amendment No. 13 for the above-named Registrant and have concluded that the changes made to the prospectus and statement of additional information are non-material. Therefore, I hereby represent that the amendment does not contain disclosure that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485. I hereby consent to the use and publication of this consent.

Sincerely


By:  /s/  Kevin L. Howard

Kevin L. Howard
Senior Vice President and Counsel